Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS SECOND QUARTER 2014
FINANCIAL RESULTS

•                  Fourth consecutive quarter of record sales at Synergy WorldWide, driven by South Korea and Japan

•                  Strategic alliance with Fosun Pharma to enter China through both direct selling and retail distribution channels

•                  Continuing weakness in NSP Russia, Central and Eastern Europe as the Ukraine crisis depresses sales in the region

•                  Modest decline in NSP Americas, Asia Pacific and Europe sales as turnaround is being implemented

•                  Board of Directors approved a $0.10 per share quarterly dividend and announced a special dividend of $1.50 payable upon closing of Fosun Pharma equity private placement

LEHI, Utah, August 6, 2014 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its financial results for the second quarter ended June 30, 2014, and declared a quarterly cash dividend of $0.10 per share.

“Our brand, product and channel strategies continue to take hold as we transform Nature’s Sunshine Products to a global organization grounded in science-based innovation with multiple brands and distribution channels,” commented Gregory L. Probert, Chairman and Chief Executive Officer.  “We have made several strategic advancements in R&D and product development, our manufacturing capabilities and distributor training and engagement.  Most notably, we announced our entrance into China, one of the largest and fastest growing vitamin, mineral and supplement markets in the world, through our joint venture with Fosun Pharma. We’re already executing against our China business plan in order to ensure we enter the market as quickly as possible. We have begun the regulatory approvals process, and are establishing the necessary legal entities, recruiting key staff, and analyzing which of our products to register as part of our go-to-market strategy.”

Mr. Probert continued, “Synergy Worldwide demonstrated strong growth with its fourth consecutive record setting sales quarter.  Synergy’s attractive product portfolio, program uptake and new organizational structure continue to drive sales growth. Offsetting this was the heightened political tension in Russia and Ukraine which led to substantial net sales declines in our NSP Russia, Central and Eastern Europe business.  We are navigating through the current turmoil in Ukraine with increased focus from corporate headquarters, seasoned NSP management in the region, and a strong and renewed partnership with our local partner in order to maintain a solid foundation for growth once the situation stabilizes.”

“While NSP North America sales are down, new product and program adoption continues to trend positively, as our turnaround strategy to leverage science-based innovation to solve mega-trend health problems resonates well with Distributors, and is resulting in better engagement and adoption levels.  For example, AnxiousLess, our patent-pending situational anxiety product, has already achieved 63 percent penetration among our Manager base, and continued sales growth throughout the quarter.  We believe we should deliver similar results with Equolibrium, our clinically-proven prostate balancing product, which launched at the end of March and has already reached penetration levels of over 34 percent.  Further, our IN.FORM weight management program continues to gain momentum with over 775 coaches certified by the end of the second quarter.”

Mr. Probert concluded, “In summary, we are pleased with our progress thus far in 2014 and our strong cash flow that enables us to invest in growth while also driving shareholder value.  Regular and special dividends combined with our ongoing share repurchase program demonstrate our confidence in the Company’s growth prospects and our commitment to return excess capital to shareholders.”

For the Second Quarter of 2014:

•                  Net sales revenue increased 0.7 percent to $94.3 million, compared to $93.7 million in the second quarter of 2013. In local currencies, net sales revenue increased by 1.1 percent.

•                  Selling, general and administrative expenses increased 5.6 percent to $30.3 million, compared with $28.7 million in the second quarter of 2013. The increase in selling, general and administrative expenses was primarily related to professional fees of $0.8 million incurred in connection with the negotiation and execution of the strategic alliance with Fosun Pharma and $1.1 million associated with the evaluation of and negotiation with a company in an alternative distribution channel, which the Company ultimately declined to pursue.

•                  Operating income decreased 25.6 percent to $5.8 million, compared to $7.8 million in the second quarter of 2013. The decrease was primarily due to the increase in one-time selling, general and administrative expenses noted above. Normalizing for one-time transaction expenses, operating income would have been $7.7 million, or 8.2 percent as a percent of net sales.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation, amortization and other income adjusted to exclude share-based compensation expense, decreased 18.0 percent to $7.9 million, compared to $9.7 million in the second quarter of 2013.

Normalizing for one-time transaction expenses, adjusted EBITDA would have been $9.8 million.

•                  Net income was $3.2 million, or $0.20 per diluted common share, compared to $6.1 million, or $0.38 per diluted common share in the second quarter of 2013. Normalizing for one-time transaction expenses, net income would have been $4.4 million, or $0.27 per diluted share.

•                  Cash and cash equivalents as of June 30, 2014, were $68.6 million, compared to $77.2 million as of December 31, 2013.

•                  Shareholders’ equity as of June 30, 2014, was $118.2 million, compared to $105.3 million as of December 31, 2013.

•                  Active Managers worldwide were 15,700 and active Distributors and customers worldwide were 302,500 as of June 30, 2014, compared to 17,100 and 331,000, respectively, in the second quarter of 2013.

NSP Americas, Asia Pacific and Europe Results for the Second Quarter of 2014:

•                  Net sales revenue decreased 8.3 percent to $49.0 million, compared to $53.4 million in the second quarter of 2013. In local currencies, net sales revenue decreased by 5.4 percent compared to the second quarter of 2013. The decrease was primarily driven by a net sales decline in the United States of $1.8 million, or 5.1 percent, year-over-year in addition to net sales declines in Japan of $0.9 million (due to the consolidation of NSP & Synergy Japan businesses), $0.4 million in Venezuela (due to currency devaluation) and $0.9 million in the United Kingdom (due to the transition to an export market). In the United States, the second quarter was adversely impacted by the movement of the U.S. national convention from the second quarter of 2013 to the first quarter of 2014. Despite the net sales decline in the United States, we continue to see the increased beneficial impact of our newly launched products and sales programs, as well as the reallocation of resources to better and more directly serve our Distributors. Our innovative and scientifically differentiated new products, such as AnxiousLess (launched October 2013) and Equolibrium (launched March 2014), have exceeded initial forecast expectations and reached a penetration level in our Manager base of 63 percent and 34 percent, respectively.  In addition, we have more than doubled the number of certified coaches for our new IN.FORM sales program, and we are beginning to see business improvement in those Distributor leaders that have been early adopters of the program. However, many of our Distributors are still in the learning phase of these new programs and it will take time to see overall momentum develop.

•                  Contribution margin, defined as net sales revenue less cost of sales and volume incentive expense, decreased 11.6 percent to $19.7 million, compared to $22.3 million in the second quarter of 2013, primarily reflecting lower net sales revenue.

•                  Active Managers within the segment were approximately 7,800 and active Distributors and customers within the segment were approximately 142,700 as of June 30, 2014, as compared to 9,000 and 155,400, respectively, as of June 30, 2013. Managers were down 11.1 percent, and Distributors and customers were down 5.3 percent compared to the prior year quarter.  Excluding Japan, where NSP Managers and Distributors have joined Synergy Worldwide, Managers were down 5.1 percent, and Distributors and customers were down 3.2 percent, compared to the prior year quarter.

NSP Russia, Central and Eastern Europe Results for the Second Quarter of 2014:

•                  Net sales revenue decreased 14.3 percent to $12.8 million, compared to $15.0 million in the second quarter of 2013. Net sales in Ukraine continue to be the most heavily affected by the escalation of political unrest, although other markets across the region were also adversely impacted. In conjunction with the political unrest, the weakness of the Ukrainian Hryvnia and the Russian ruble have contributed to lower revenues as the Company’s products in the region are priced in U.S. dollars and therefore become more expensive when the local currency declines in value.

•                  Despite the robust net sales growth experienced in 2013, the Company must caution that near-term sales will undoubtedly be adversely affected by the continued political unrest in Ukraine.

•                  Contribution margin decreased 17.4 percent to $4.6 million, compared to $5.5 million in the second quarter of 2013, primarily due to lower net sales revenue.

•                  Active Managers within the segment were approximately 4,600 and active Distributors and customers within the segment were approximately 105,900 as of June 30, 2014, as compared to 5,000 and 120,900, respectively, as of June 30, 2013. Managers were down 8.0 percent, and Distributors and customers were down 12.4 percent compared to the prior year quarter.

•                  The Company negotiated a resolution to the contract dispute with its General Dealer, whereby the parties agreed to a new three-year international reseller agreement, effective April 1, 2014, on mutually satisfactory terms.  The General Dealer paid the Company all sums previously withheld as of May 1, 2014. Under the terms of the new international seller agreement, the Company will pay an additional variable management fee of approximately $1.5 to $2.0 million annually going forward based upon current sales trends.

Synergy WorldWide Results for the Second Quarter of 2014:

•                  Net sales revenue increased 28.5 percent to $32.5 million, compared to $25.3 million in the second quarter of 2013. This marks the fourth consecutive record-setting sales quarter for Synergy. In local currencies, net sales revenue increased by 23.9 percent compared to the second quarter of 2013, driven by increased sales in South Korea and Japan and partially offset by declines in North America, Scandinavia and Central Europe. The increase in net sales revenue is primarily a result of re-engaged leadership, strong execution, and momentum stemming from the Synergy’s global summit and the launch of Synergy’s SLMsmart weight-management program in Asia Pacific.

•                  A key component of growth in South Korea was continued adoption of the SLMsmart weight management program.  As a result, Synergy’s weight management product category has grown from $0.7 million to $2.2 million, or from 2.7 percent to 6.8 percent of net sales.

•                  Contribution margin increased 36.1 percent to $11.8 million, compared to $8.7 million in the second quarter of 2013, primarily as a result of increased net sales revenue.

•                  Active Managers within the segment were approximately 3,300 and active Distributors and customers within the segment were approximately 53,900 as of June 30, 2014, as compared to 3,100 and 54,700, respectively, as of June 30, 2013.   Managers were up 6.5 percent, while Distributors and customers were down 1.5 percent compared to the prior year quarter.

Strategic Alliance with Fosun Pharma

On June 26, 2014, the Company and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”), a leading healthcare company in the People’s Republic of China (“China”), signed definitive agreements with respect to the formation of a China joint venture to market and distribute Nature’s Sunshine and Synergy products in China and a concurrent investment by Fosun Pharma of approximately $46.3 million in Nature’s Sunshine common stock to be issued pursuant to a private placement transaction. Nature’s Sunshine intends to use a portion of the net proceeds of the private placement transaction to fund its share of the China joint venture and to pay a special one-time cash dividend of $1.50 per share contingent upon transaction closing.  The parties anticipate closing the joint venture and private placement transaction in the third quarter of 2014, subject to customary closing conditions including the receipt of required regulatory approvals.

Nature’s Sunshine and Fosun Pharma have agreed to enter into a joint venture in China which will be owned 80 percent by Nature’s Sunshine and 20 percent by a wholly-owned subsidiary of Fosun Pharma. The joint venture will be capitalized initially with $16.0 million from Nature’s Sunshine and $4.0 million from Fosun Pharma.  The launch of the joint venture is subject to customary conditions, including regulatory approvals by the Chinese government.

The joint venture, known as Nature’s Sunshine Hong Kong Limited, expects to market and distribute Nature’s Sunshine products in China.  Nature’s Sunshine Hong Kong Limited currently anticipates deploying a multi-brand, multi-channel go-to-market strategy that offers select Nature’s Sunshine-branded products through certain of Fosun Pharma’s existing retail locations across China, and select Synergy-branded products through a direct selling model.  The time to market will be dependent upon regulatory processes, including product registration, permit and license approvals.

Pursuant to a concurrent private placement transaction, Nature’s Sunshine has agreed to issue approximately 2.9 million shares of unregistered common stock to Fosun Pharma at a price of $16.19 per share, representing aggregate proceeds to Nature’s Sunshine of approximately $46.3 million. The purchase price represents an approximate 10 percent premium to Nature’s Sunshine’s average stock price over the trailing 30 business day period as of June 26, 2014.  Upon the closing of the sale, Fosun Pharma will own approximately 15 percent of Nature’s Sunshine outstanding common shares. Nature’s Sunshine has granted Fosun Pharma certain registration rights with respect to the private placement shares.  In addition, Nature’s Sunshine has agreed to initially appoint one director designated by Fosun Pharma to its Board of Directors.  The issuance and sale of the shares is subject to customary closing conditions, including the consummation of the joint venture transaction and is expected to close concurrently with the joint venture transaction.

Effective Income Tax Rate

The effective income tax rate for the second quarter of 2014 was 40.5 percent, compared to 34.9 percent in the second quarter of 2013.  The current quarter’s effective tax rate was above the U.S. federal statutory tax rate of 35.0 percent, which was primarily attributable to an increase in tax liabilities associated with uncertain tax positions.

Quarterly Cash Dividend and Ongoing Share Repurchase Program

The Company’s Board of Directors approved a quarterly cash dividend of $0.10 per share, payable on August 29, 2014, to shareholders of record as of the close of business on August 18, 2014.

On August 8, 2013, the Board of Directors authorized a $10 million share repurchase program to be implemented over two years.  Such purchases may be made in the open market, through block trades, in privately negotiated transactions or otherwise.  The timing and amount of any shares repurchased will be determined based on the Company’s evaluation of market conditions and other factors and the program may be discontinued or suspended at any time.

Due to a blackout period beginning in mid-December and the subsequent negotiations with Fosun Pharma for a strategic alliance, the Company has not repurchased any shares of its common stock under the share repurchase program in 2014.  As such, at June 30, 2014, the remaining balance available for repurchases under the program was $7.5 million. To enhance the Company’s ability to repurchase shares, the Company intends to establish a 10b5-1 plan, which allows for the periodic purchase of its shares based on pre-established criteria without restriction as to open windows.

The quarterly dividend, in addition to the special dividends that have been announced in August 2013 and in June 2014, and the on-going share repurchase program, is enabled by the Company’s strong cash flow, healthy cash balance (enhanced by intercompany dividends), the Board’s commitment to return capital to shareholders and its confidence in the Company’s long-term growth prospects. However, among other things, a prolonged economic downturn, a decrease in demand for the Company’s products, an unfavorable settlement of its unrecognized tax positions, or non-income tax contingencies could adversely affect the Company’s long-term liquidity.

Non-GAAP Financial Measures

The Company has included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning Adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that these measures are a useful indicator of the Company’s ability to fund its business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income as an indicator of the Company’s operating performance.  Moreover, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. The Company has included a reconciliation of these non-GAAP measures to reported earnings under GAAP in the attached financial tables.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its second quarter 2014 results on August 6, 2014 at 5:30 PM Eastern Time.  The toll-free dial-in number for callers in the U.S. and Canada is 1-877-407-0789, conference ID: 13587119.  International callers can dial 1-201-689-8562, conference ID: 13587119.  A replay will be available from August 6, 2014 at 8:30 PM Eastern Time through August 20, 2014 at 11:59 PM Eastern Time by dialing 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (International), replay PIN: 13587119.  The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 600,000 independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation.  Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain information included or incorporated herein by reference in this release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to Nature’s Sunshine Products’ objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are more fully described in this release, but include the following:

•                  any negative consequences resulting from the economy, including the availability of liquidity to Nature’s Sunshine Products, its customers and its suppliers or the willingness of its customers to purchase products;

•                  the Company’s relationship with, and its ability to influence the actions of, its Distributors, and other third parties with whom Nature’s Sunshine does business;

•                  improper action by Nature’s Sunshine Products’ employees or Distributors;

•                  negative publicity related to its products or direct selling organization;

•                  changing consumer preferences and demands;

•                  the Company’s reliance upon, or the loss or departure of any member of, its senior management team, which could negatively impact its Distributor relations and operating results;

•                  the competitive nature of Nature’s Sunshine Products’ business;

•                  regulatory matters governing the Company’s products, its direct selling program, or the direct selling market in which it operates;

•                  legal challenges to the Company’s direct selling program;

•                  risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with its third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela, Ukraine, Russia and Belarus;

•                  uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•                  the Company’s dependence on increased penetration of existing markets;

•                  the Company’s reliance on its information technology infrastructure;

•                  the sufficiency of trademarks and other intellectual property rights;

•                  changes in tax laws, treaties or regulations, or their interpretation;

•                  taxation relating to its Distributors;

•                  product liability claims; and

•                  share price volatility related to, among other things, speculative trading.

All forward-looking statements speak only as of the date of this release and are expressly qualified in their entirety by the cautionary statements included in this release. Except as is required by law, Nature’s Sunshine Products expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$68,555	$77,247
Accounts receivable, net of allowance for doubtful accounts of $663 and $1,087, respectively	9,010	10,206
Investments available for sale	2,024	2,006
Inventories	40,477	41,910
Deferred income tax assets	5,596	5,711
Prepaid expenses and other	13,777	11,514
Total current assets	139,439	148,594

Property, plant and equipment, net	41,066	32,022
Investment securities	1,022	971
Intangible assets, net	779	853
Deferred income tax assets	13,930	9,928
Other assets	8,943	7,244
	$205,179	$199,612

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,800	$5,664
Accrued volume incentives	19,322	19,206
Accrued liabilities	29,087	34,893
Deferred revenue	3,745	4,173
Current installments of long-term debt and revolving credit facility	572	2,267
Income taxes payable	1,575	2,366
Total current liabilities	60,101	68,569

Liability related to unrecognized tax benefits	13,223	12,402
Long-term debt and revolving credit facility	10,000	10,000
Deferred compensation payable	1,022	971
Other liabilities	2,638	2,411
Total liabilities	86,984	94,353

Commitments and Contingencies

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 16,203 and 16,179 shares issued and outstanding as of June 30, 2014, and December 31, 2013, respectively	85,414	83,122
Retained earnings	45,762	36,100
Accumulated other comprehensive loss	(12,981)	(13,963)
Total shareholders’ equity	118,195	105,259
	$205,179	$199,612

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,
	2014	2013

Net sales revenue	$94,325	$93,675
Cost of sales	(23,372)	(22,630)
Gross profit	70,953	71,045

Operating expenses:
Volume incentives	34,834	34,525
Selling, general and administrative	30,305	28,709
Operating income	5,814	7,811
Other income (loss), net	(378)	1,482
Income before provision for income taxes	5,436	9,293
Provision for income taxes	2,202	3,241
Net income	$3,234	$6,052

Basic and diluted net income per common share

Basic:
Net income	$0.20	$0.38

Diluted:
Net income	$0.20	$0.38

Weighted average basic common shares outstanding	16,187	15,896
Weighted average diluted common shares outstanding	16,224	16,112

Dividends declared per common share	$0.10	$0.10

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

(Unaudited)

	Six Months Ended June 30,
	2014	2013

Net sales revenue	$190,078	$190,154
Cost of sales	(46,478)	(47,075)
Gross profit	143,600	143,079

Operating expenses:
Volume incentives	70,551	69,500
Selling, general and administrative	60,063	58,826
Operating income	12,986	14,753
Other income (loss), net	(1,493)	1,812
Income before provision for income taxes	11,493	16,565
Provision (benefit) for income taxes	(1,406)	5,649
Net income	$12,899	$10,916

Basic and diluted net income per common share

Basic:
Net income	$0.80	$0.69

Diluted:
Net income	$0.79	$0.68

Weighted average basic common shares outstanding	16,183	15,860
Weighted average diluted common shares outstanding	16,392	16,079

Dividends declared per common share	$0.20	$0.20

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,899	$10,916
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	110	19
Depreciation and amortization	2,375	2,181
Share-based compensation expense	2,082	1,930
Loss on sale of property and equipment	19	25
Deferred income taxes	(3,887)	183
Amortization of bond discount	1	1
Purchase of trading investment securities	(98)	(36)
Proceeds from sale of trading investment securities	93	193
Realized and unrealized gains on investments	(44)	(33)
Foreign exchange losses (gains)	1,390	(1,583)
Changes in assets and liabilities:
Accounts receivable	1,165	229
Inventories	1,384	1,163
Prepaid expenses and other current assets	(2,331)	(642)
Other assets	(1,467)	103
Accounts payable	410	(1,296)
Accrued volume incentives	19	1,643
Accrued liabilities	(5,568)	699
Deferred revenue	(428)	(901)
Income taxes payable	(858)	401
Liability related to unrecognized tax benefits	821	216
Deferred compensation payable	51	(125)
Net cash provided by operating activities	8,138	15,286
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(11,568)	(2,332)
Proceeds from sale of property, plant and equipment	3	46
Purchase of investments available for sale	(18)	(75)
Proceeds from maturity and sale of investments available for sale	51	—
Net cash used in investing activities	(11,532)	(2,361)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,237)	(3,170)
Principal payments of long-term debt and revolving credit facility	(1,695)	(1,391)
Proceeds from the exercise of stock options	210	1,356
Net cash used in financing activities	(4,722)	(3,205)
Effect of exchange rates on cash and cash equivalents	(576)	(1,666)
Net increase (decrease) in cash and cash equivalents	(8,692)	8,054
Cash and cash equivalents at the beginning of the period	77,247	79,241
Cash and cash equivalents at the end of the period	$68,555	$87,295
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$4,062	$5,407
Cash paid for interest	106	32

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,
	2014	2013

Net income	$3,234	$6,052
Adjustments:
Depreciation and amortization	1,138	1,093
Share-based compensation expense	988	782
Other income (loss), net*	378	(1,482)
Taxes	2,202	3,241
Adjusted EBITDA	$7,940	$9,686

	Six Months Ended June 30,
	2014	2013

Net income	$12,899	$10,916
Adjustments:
Depreciation and amortization	2,375	2,181
Share-based compensation expense	2,082	1,930
Other income (loss), net*	1,493	(1,812)
Taxes	(1,406)	5,649
Adjusted EBITDA	$17,443	$18,864

* Other income (loss), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Distributor Information

Nature’s Sunshine Products’ revenue is highly dependent upon the number and productivity of its Managers, Distributors and customers.  Growth in sales volume requires an increase in the productivity and/or growth in the total number of Managers, Distributors and customers.

Within the Company, Nature’s Sunshine Products has a number of different Distributor compensation plans and qualifications, which generate active Distributors and Managers with different sales values in its different business segments.  Within the NSP Americas, Asia Pacific and Europe and NSP Russia, Central and Eastern Europe segments, the declines in active Distributor and Managers are indicative of the declines in sales revenues.  Within Synergy WorldWide, the sales qualifications required for active Distributors and Managers varies by market according to local economic factors.  As sales grow in markets with higher qualification values, and decline in those with lower qualification values, the resultant mix change influences the active Distributor and Manager counts. As a result, from time-to-time, changes in overall active Distributor and Manager counts may not be indicative of actual sales trends for the segment.

The following table provides information concerning the number of total Managers, Distributors and customers by segment, as of the dates indicated.

Total Managers, Distributors and Customers by Segment as of June 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	310,400	7,800	331,500	9,000
NSP Russia, Central and Eastern Europe	254,300	4,600	254,700	5,000
Synergy WorldWide	115,200	3,300	119,900	3,100
Total	679,900	15,700	706,100	17,100

“Total Managers” includes independent Managers under the Company’s various compensation plans that have achieved and maintained specified and personal group sales volumes as of the date indicated.

“Total Distributors and customers” includes the Company’s independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous twelve months ended as of the date indicated. This includes Manager, Distributor and customer accounts that may have become inactive since such respective dates.

The following table provides information concerning the number of active Distributors and customers by segment, as of the dates indicated.

Active Distributors and Customers by Segment as of June 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	142,700	7,800	155,400	9,000
NSP Russia, Central and Eastern Europe	105,900	4,600	120,900	5,000
Synergy WorldWide	53,900	3,300	54,700	3,100
Total	302,500	15,700	331,000	17,100

“Active Distributors and customers” includes the Company’s independent Distributors and customers who have purchased products directly from the Company for resale and/or personal consumption during the previous three months ended as of the date indicated.

The following tables provide information concerning the number of new Managers, Distributors and customers by segment, as of the dates indicated.

New Managers, Distributors and Customers by Segment for the Quarter ended June 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	34,500	1,000	38,300	1,100
NSP Russia, Central and Eastern Europe	17,300	300	20,500	400
Synergy WorldWide	16,900	500	19,400	500
Total	68,700	1,800	78,200	2,000

“New Managers” includes independent Managers under our various compensation plans that first achieved the rank of Manager during the previous three months ended as of the date indicated.

“New Distributors and Customers” include the Company’s independent Distributors and customers who have made their initial product purchase directly from Nature’s Sunshine Products for resale and/or personal consumption during the previous three months ended as of the date indicated.

New Managers, Distributors and Customers by Segment for the Twelve Months ended
June 30,

	2014		2013
	Distributors & Customers	Managers	Distributors & Customers	Managers

NSP Americas, Asia Pacific & Europe	142,400	3,700	152,300	4,000
NSP Russia, Central and Eastern Europe	85,500	1,500	82,400	1,600
Synergy WorldWide	67,800	2,100	74,300	1,700
Total	295,700	7,300	309,000	7,300

“New Managers” includes independent Managers under the Company’s various compensation plans that first achieved the rank of Manager during the previous twelve months ended as of the date indicated.

“New Distributors and Customers” include the Company’s independent Distributors and customers who have made their initial product purchase directly from Nature’s Sunshine Products for resale and/or personal consumption during the previous twelve months ended as of the date indicated.